Exhibit 4a

WINNEBAGO INDUSTRIES, INC.
DESCRIPTION OF SECURITIES

The summary of the general terms and provisions of the capital stock of Winnebago Industries, Inc. (the “Company”) set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Amended and Restated Articles of Incorporation (as amended, the “Articles”) and Amended By-Laws (“By-Laws,” and together with the Articles, the “Charter Documents”), each of which is incorporated herein by reference and attached as an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. For additional information, please read the Company’s Charter Documents and the applicable provisions of the Iowa Business Corporation Act (the “IBCA”).

Authorized Shares

Under the Articles, the Company is authorized to issue (i) 120,000,000 shares of common stock, par value $.50 per share and (ii) 10,000,000 shares of preferred stock, par value $.01 per share. In 2000, the Company created a series of preferred stock designated as “Series A Preferred Stock” in connection with a shareholder rights plan. The number of shares constituting such series is 300,000. The shareholder rights plan expired in 2010, and no shares of such Series A Preferred Stock and no shares of any other preferred stock are currently outstanding. Without shareholder approval, the Company may issue preferred stock in the future in such series as may be designated by the Company’s board of directors (the “Board”). In creating any such series, the Board has the authority to fix the rights and preferences of each series with respect to, among other things, the dividend rate, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights. The terms of any series of preferred stock that the Company may issue in the future may provide the holders of such preferred stock with rights that are senior to the rights of the holders of the Company’s common stock.

Voting Rights

Each outstanding share of the Company’s common stock is entitled to one vote per share held of record on all matters submitted to a vote of shareholders and, except as otherwise required by law or in any certificate of designation creating a series of preferred stock, will vote together as a single class with the holders of any outstanding preferred stock and any other capital stock having general voting rights on all matters submitted to a vote of shareholders of the Company. At a meeting of shareholders at which a quorum is present, all questions other than the election of directors shall be decided by determining if the votes cast by shareholders favoring the action exceed the votes cast by shareholders opposing the action, unless the matter is one upon which a different vote is required by express provision of Iowa law, the New York Stock Exchange or the Charter Documents. Directors will be elected by a plurality of the votes of the shares present at a meeting at which a quorum is present. The Board has adopted a policy that, in any uncontested election of directors, if a nominee receives less than a majority of the votes cast for such nominee, then the nominee shall still be elected; provided, however, that the nominee must tender his or her resignation to the Board and the Board shall only not accept such resignation for, in its judgment, a compelling reason. Holders of shares of common stock do not have cumulative voting rights with respect to the election of directors or any other matter.

Dividend Rights

Holders of the Company’s common stock are entitled to receive dividends or other distributions when, as and if declared by the Board. The right of the Board to declare dividends, however, is subject to the possible prior rights of holders of preferred stock that may be issued in the future, and the availability of sufficient funds under Iowa law to pay dividends. Whenever any dividends or other distributions payable on any outstanding preferred stock are in arrears, no dividends or other distributions may be declared or paid on the common stock.

Preemptive Rights

The holders of the Company’s common stock do not have preemptive rights to purchase or subscribe for any of the Company’s capital stock or other securities.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the Company, subject to the rights of the holders of preferred stock that may be issued in the future, the holders of shares of the Company’s common stock are entitled to receive any of its remaining assets available for distribution to the Company’s shareholders ratably in proportion to the number of shares of common stock held by them.

Listing

The Company’s common stock is listed on the New York Stock Exchange under the symbol “WGO.”

Anti-takeover Measures

Certain provisions of the Charter Documents and Iowa law, as well as other actions that the Company has taken, could make the Company’s acquisition by a third party, a change in its incumbent management or a similar change in control more difficult, including:

•an acquisition of the Company by means of a tender or exchange offer;
•an acquisition of the Company by means of a proxy contest or otherwise; or
•the removal of a majority or all of the Company’s incumbent officers and directors.

These provisions, which are summarized below, are likely to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board. The Company believes that these provisions help to protect its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company, and that this benefit outweighs the potential disadvantages of discouraging such a proposal because the Company’s ability to negotiate with the proponent could result in an improvement of the terms of the proposal. The existence of these provisions which are described below could limit the price that investors might otherwise pay in the future for the Company’s common stock. The description below is intended as a summary only and is qualified in its entirety by reference to Iowa law and the Charter Documents.

Articles of Incorporation, By-laws and Iowa Law

Authorized But Unissued Capital Stock

The Company has shares of common stock, including treasury shares, and preferred stock available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of the New York Stock Exchange. The Company may utilize these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on its capital stock. The existence of unissued and unreserved common stock and preferred stock may enable the Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a controlling interest in the Company by means of a merger, tender offer, proxy contest or otherwise. In addition, if the Company issues preferred stock, the issuance could adversely affect the likelihood that common shareholders will receive dividend payments and payments upon liquidation.

Blank Check Preferred Stock

The Board, without shareholder approval, has the authority under the Articles to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could impair the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult.

Number of Directors; Removal; Filling Vacancies

The Articles provide that (i) the number of directors shall be not more than 15 and not less than three, the precise number to be determined by resolution of the Board from time to time and (ii) shareholders may remove directors only for cause. Iowa law provides that a director cannot be removed by written consent of shareholders unless written consents are obtained from the holders of all the outstanding shares entitled to vote on the removal of the director. Iowa law further provides that vacancies on the Board may be filled by the remaining directors, even if there is less than a quorum of director votes to fill such vacancy. These provisions may make it more difficult for shareholders to remove a director or fill a director vacancy.

Shareholder Action

Iowa law provides that shareholders may act outside of a meeting by written consent only if one or more written consents describing the action taken are signed by the holders of outstanding shares having not less than 90% of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted. The Company’s shareholders can only call a special shareholders’ meeting if the holders of not less than 50% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver one or more written demands that describe the purpose or purposes for which the special meeting is to be held. These provisions may prevent shareholders from taking action outside of an annual meeting because of the ownership threshold required to call a shareholder meeting or act by written consent.

Requirements for Advance Notification of Shareholder Nominations and Proposals

The Company’s By-Laws provide that a shareholder seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely notice of this intention in writing. To be timely, a shareholder must generally deliver the notice in writing to the Corporate Secretary at the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting, subject to certain exceptions. The By-Laws also specify requirements as to the form and content of the shareholder’s notice. These provisions could delay shareholder actions that are favored by the holders of a majority of the Company’s outstanding shares until the next annual shareholders’ meeting.

Classified Board of Directors

The Company’s Board is divided into three classes, as nearly equal in number as is reasonably possible, serving staggered terms. One class of directors is elected at each annual meeting to serve a term of three years.

Under the Articles, amendments to the staggered board provisions require the affirmative vote of the holders of 75% of all issued and outstanding shares of the Company entitled to vote thereon and voting together as a single class. The effect of a classified board of directors may be to make it more difficult to acquire control of the Company.

Iowa Business Combination Statute

The Company is subject to the provisions of Section 490.1110 of the IBCA (the “Business Combination Statute”). Under the Business Combination Statute, certain “business combinations” between an Iowa corporation whose stock is publicly traded and an “interested shareholder” (as defined in the IBCA) are prohibited for a three-year period following the date that such a shareholder became an interested shareholder, unless: (i) prior to the time the shareholder became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; (ii) at or subsequent to the time the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders (which approval shall not be by written consent) by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested shareholder; or (iii) upon consummation of the transaction that made it an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction. The term “business combination” is defined broadly to include mergers or consolidations between an Iowa corporation and an “interested shareholder,” asset sales and other transactions with an “interested shareholder” involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested shareholder’s percentage ownership of stock.
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